Exhibit 99.1

Xurui Guangdian Co., Ltd.

Amended and Restated Articles of Association

March 26, 2010

Amended and restated AOA	Executed Version

Table of Contents

CHAPTER II. BUSINESS PURPOSE AND BUSINESS SCOPE	3

CHAPTER III. SHARES	4

SECTION 1. SHARE ISSUANCE	4
THE TIME FRAME OF CONTRIBUTIONS MADE BY EACH PARTY SHALL BE IN LINE WITH RELEVANT PROVISIONS OF THE CAPITAL INCREASE AGREEMENT EXECUTED BY EACH PARTY.	6
SECTION 2. INCREASE AND REDUCTION OF CAPITAL AND REPURCHASE OF SHARES	6
SECTION 3. SHARE TRANSFER	8

CHAPTER IV. SHAREHOLDERS AND SHAREHOLDER’S MEETING	9

SECTION 1. SHAREHOLDERS	9
SECTION 2. GENERAL PROVISIONS OF THE SHAREHOLDER’S MEETING	12
SECTION 3. CONVENTION OF THE SHAREHOLDER’S MEETING	14
SECTION 4. PROPOSAL AND NOTIFICATION OF THE SHAREHOLDER’S MEETING	15
SECTION 5. CONVOCATION OF THE SHAREHOLDERS’ MEETING	16
SECTION 6. VOTING AND RESOLUTION OF THE SHAREHOLDERS’ MEETING	19

CHAPTER V. BOARD OF DIRECTORS	21

SECTION 1. DIRECTORS	21
SECTION 2. BOARD OF DIRECTORS	24

CHAPTER VI. GENERAL MANAGER AND OTHER SENIOR MANAGEMENT PERSONNEL	28

CHAPTER VII. BOARD OF SUPERVISORS	29

SECTION 1. SUPERVISORS	29
SECTION 2. BOARD OF SUPERVISORS	30

CHAPTER VIII. FINANCIAL AND ACCOUNTING SYSTEM, PROFIT DISTRIBUTION AND AUDITING	31

SECTION 1. FINANCIAL AND ACCOUNTING SYSTEM	31
SECTION 2. APPOINTMENT OF CERTIFIED PUBLIC ACCOUNTANT	33

CHAPTER IX. NOTIFICATION	33

CHAPTER X. MERGER, SPLIT, CAPITAL INCREASE, CAPITAL REDUCTION, DISSOLUTION AND LIQUIDATION	34

SECTION 1. MERGER, SPLIT, CAPITAL INCREASE, CAPITAL REDUCTION	34
SECTION 2. DISSOLUTION AND LIQUIDATION	35

CHAPTER XI. REVISION OF ARTICLES OF ASSOCIATION	37

CHAPTER XII. SUPPLEMENTARY ARTICLES	37

Chapter I. General Provisions

Article 1.     This Amended and Restated Articles of Association is, in accordance with the Company Law of the People’s Republic China (hereinafter referred to as the “Company Law”), and the Regulations on Certain Issues Concerning the Establishment of Foreign-Invested Joint Stock Company (hereinafter referred to as the “Regulations Concerning Foreign-Invested Joint Stock Company”), formulated and enacted in the interest of protecting the lawful rights and interests of the companies, shareholders and creditors, regulating the organization and acts of the companies.

Article 2.     The Company (hereinafter referred to as the “Company”) is a foreign-invested joint stock company with perpetual existence established in accordance with the Company Law, Regulations Concerning Foreign-Invested Joint Stock Company and other relevant provisions. The total capital shall be divided into shares of equal par value. The shareholders shall be responsible for the Company to the extent of the shares they have subscribed for.

Article 3.     The Company, with the approval of the Department of Foreign Trade and Economic Cooperation of Guangdong Province (hereafter referred to as the “Original Approval Authority”), is registered with Foshan Municipal Administration for Industry and Commerce where the Company obtains its business license.

Article 4.     The name of the Company: Xurui Guangdian Co., Ltd.

Article 5.     Domicile of the Company: Room 201, Tower B, Startup Business Centre, Nanhai Information Technology Park, Shishan Town, Nanhai District, Foshan City, Guangdong Province.

Article 6.     The registered capital of the Company is RMB 204,830,000.

Article 7.     The Chairman of the Board of Directors shall be the legal representative of the Company.

Article 8.     These Articles of Association shall take effect as of the date they are approved by the Original Approval Authority pursuant to applicable laws.  Since the effective date, these Articles of Association shall become the legally binding documents that regulate the organization and activities of the Company and the relationship of rights and obligations as between the Company and the shareholders and among the shareholders.

Article 9.     The term “other senior management personnel” referred to herein means the secretary of the board of directors and the person in charge of finance.

Chapter II. Business Purpose and Business Scope

Article 10.  The operating purpose of the Company: to develop China’s semiconductor lighting industry, supply high-quality and inexpensive high-brightness and high-power LED chips and packaged products for China and the global semiconductor lighting industry. The objective of the Company is to promote the development of China’s semiconductor lighting industry, become the best Chinese semiconductor epitaxial chips manufacturer and the most influential and leading semi-conductor lighting enterprise in the world.

Article 11.  Business scope of the Company:

Design, research and development, production and sales of LED epitaxial wafers, chips and packaged products. Any business banned by laws, administrative regulations, decisions of the State Council and state industrial policies for foreign investment shall not be operated; any business that shall be permitted subject to laws, administrative regulations and decisions of the State Council and limited by the state industrial policies for foreign investment may be operated only with the approval of the approving authority and the registration of departments in charge of industry and commerce; with respect to business for which permission is not required by laws, administrative regulations and decisions of the State Council and which is not limited by state industrial policies for foreign investment, the Company may select and launch operating activities at its own discretion.

The production scale of the Company is 11 sets of MOCVD, producing 4-inch substrate epitaxial wafers and high-power and high-brightness LED chips; the production capacity is expected to be 20KK/month and the luminous efficiency to be larger than 100Lm/W; and it is expected that factory construction will be completed and design capacity will be attained by the end of 2010.

Chapter III. Shares

Section 1. Share Issuance

Article 12.  Shares in the Company are represented by stock.

Article 13.  All Shares issued by the Company are ordinary shares.

Article 14.  Any issuance of company shares shall comply with the principles of openness and fairness. For shares of the same class issued at the same time, each share shall be issued on the same conditions and at the same price. All legal persons or individuals that subscribe for shares shall pay the same price for each share.

Article 15.  The par value of shares issued by the Company shall be denominated in RMB.

Article 16.  The Company is a joint stock limited company established by promotion. The shareholders of the Company, the contribution amount, contribution method, the number of subscribed shares and the shareholding ratio of each Shareholder are as follows

(1)                                  The Company shareholders are:

1                                          SemiLEDs Corporation (hereinafter referred to as “SemiLEDs”)

Legal address: 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808

Name of authorized representative: Trung Doan

Nationality: U.S.

Address: No. 2, Lane 38, Songcui Rd., Baoshan Shiang, Hsinchu County, Taiwan

Position: Chairman of the Board and Chief Executive Officer

2                                          Foshan Nationstar Optoelectronics Co., Ltd. By Shares (hereinafter referred to as “Nationstar Optoelectronics”)

Legal address: No. 18 South Hua Bao Road, Chan Cheng District, Foshan, Guangdong

Name of legal representative: Wang Yao Hao

Nationality: Chinese

Position: Chairman of the Board

3                                          Zhejiang Shenghui Lighting Co., Ltd. (hereinafter referred to as “Shenghui Lighting”)

Legal address: South Jiachuang Road, Xiuzhou Industrial Park, Jiaxing, Zhejiang

Name of legal representative: Shen Jin Xiang

Nationality: Chinese

Position: Chairman of the Board

4                                          Beijing Aieryidi Investment Co., Ltd. (hereinafter referred to as “Aieryidi” and together with SemiLEDs as “Sponsor Shareholders” )

Legal address: No. 1 Tuan Quan, Tuan Quan Village, Jiuduhe Town, Huairou District, Beijing

Name of legal representative: Zhang Bin Bin

Nationality: Chinese

Address: No. 7, 1st Zone Middle, Longcheng Garden, Changping District, Beijing

Position: Executive Director

5                                          Beijing Lampower Photoelectric Co., Ltd. By Shares (hereinafter referred to as “Lampower”)

Legal address: A1 Research and Development Building, No. 28 Jinghai Er Road, Beijing Economic and Technological Development Zone, Beijing

Name of legal representative: Huang Li Bo

Nationality: Chinese

Position: Chairman of the Board

6                                          Foshan Nanhai High-tech Industry Investment Co., Ltd. (hereinafter referred to as “Nanhai Investment”)

Legal address: 8/F, Building C, Nanhai Science Museum, No. 3 Tianyou San Road, Guicheng, Naihai District, Foshan

Name of legal representative: Li Zhi Bin

Nationality: Chinese

Position: Chairman of the Board

(2)                                  The initial registered capital of the Company is RMB 204,830,000 Yuan. A total of 204,830,000 ordinary Shares shall be issued, with the par value of RMB 1 Yuan per Share. The shareholders of the Company, the contribution amount, contribution method, the number of subscribed shares and the shareholding ratio of each Shareholder are as follows:

Shareholder	Contribution Amount (in RMB Yuan)	Number of shares subscribed (share)	Contribution Method	Shareholding Ratio (%)
SemiLEDs Corporation	100,370,000	100,370,000	Cash	49.00
Nationstar Optoelectronics	64,829,750	30,725,000	Cash	15.00
Shenghui Lighting	56,178,750	26,625,000	Cash	13.00
Aieryidi	33,896,400	22,530,000	Cash	11.00
Lampower	30,257,400	14,340,000	Cash	7.00
Nanhai Investment	21,606,400	10,240,000	Cash	5.00
Total	307,138,700	204,830,000

The time frame of contributions made by each party shall be in line with relevant provisions of the Capital Increase Agreement executed by each party.

Section 2. Increase and Reduction of Capital and Repurchase of Shares

Article 17.  The Company may, in light of the Company’s operational and developmental needs and in accordance with laws and regulations, increase its capital by any of the following methods subject to a separate resolution of the shareholder’s meeting:

(1)                                  A public offering of shares;

(2)                                  Private placement;

(3)                                  Placement of new shares to existing shareholders;

(4)                                  Issuance of bonus shares to existing shareholders;

(5)                                  The conversion of reserve funds into shares;

(6)                                  Any other method stipulated in laws and regulations or approved by the securities authority under the State Council.

Article 18.  In the event that the Company issues any new shares in accordance with Article 17, the Company shall deliver to each Shareholder a written notice, which lists the terms of the issue, the proposed issue date, the consideration to be collected by the Company and all other important terms related to such issuance. Each Shareholder, within twenty (20) business days after the receipt of the notice, is entitled (but not obliged) to subscribe for all or part of the shares proposed to be issued, which the said Shareholder has the right to subscribe for in proportion to its then shareholding ratio in the Company, by delivery of written notice to the Company (if the said Shareholder fails to deliver such written notice as provided above, such Shareholder shall be deemed to have refused to exercise its preemptive right). Where any Shareholder exercises its preemptive right, the Company shall issue and sell shares to the said Shareholder and such Shareholder shall subscribe for the shares it chooses to buy in accordance with the price, terms and conditions set forth in the notice. If any Shareholder refuses or is deemed to have refused to exercise all or part of its preemptive right, other Shareholders are entitled (but not obliged) to buy any or all shares the said Shareholder refuses to buy.

Article 19.  The Company may reduce its registered capital in accordance with these Articles of Association. The reduction of registered capital shall be subject to the procedures prescribed in the Company Law, Regulations Concerning Foreign-Invested Joint Stock Company, other relevant regulations and these Articles of Association.

Article 20.  In any of the following circumstances, the Company may purchase back company shares in accordance with laws, regulations and these Articles of Association, and upon the approval of relevant authorities of the State:

(1)                                  Where part of the shares need to be cancelled because the registered capital of the Company is reduced;

(2)                                  Where the Company merges another company that holds shares in the Company;

(3)                                  Where the Company grants share awards to employees;

(4)                                  Where any shareholder requests the Company to purchase his/her shares because this shareholder raises any objection to the Company’s resolution on merger or split made at any session of the meeting of shareholders.

The Company shall not trade in the Company’s shares other than in the circumstances described above.

Article 21.  The Company may select any of the following methods to purchase company shares:

(1)                                  By making an offer to all shareholders in the same proportion;

(2)                                  Any other method stipulated in laws and regulations or approved by the securities  authority under the State Council.

Article 22.  In the event that the Company purchases company shares as described in Item (1) to (3) of Article 20 of these Articles of Association, a resolution shall be passed by the shareholder’s meeting. After the Company has purchased its own shares in the circumstances described in Item (1) of Article 20, the original shares shall be cancelled within ten days of the relevant purchase. In the circumstances described in Items (2) or (4) of Article 20, the shares shall be transferred or canceled within six months of the relevant purchase. In the circumstances described in Item (3) of Article 20, the number of company shares the Company purchases itself shall not exceed 5% of the total number of shares issued by the Company. The funds used for any such purchase shall be sourced from the Company’s after-tax profits and the shares purchased shall be transferred to employees within one year of the relevant purchase.

Section 3. Share Transfer

Article 23.  Subject to this Article 23, shareholder may transfer all or part of his shares to any person in accordance with applicable laws and regulations.

Lockup period: pursuant to the requirements of the applicable laws, the shares held by the Sponsor Shareholders may not be transferred within one (1) year from the date of establishment of the Company. Furthermore, any Shareholder shall not transfer the shares of the Company held by such Shareholder to any person within one (1) year from the date of establishment of the Company without the prior written consent of other shareholders.

Right of first refusal: at any time after the expiration of the lockup period mentioned above, if any Shareholder other than SemiLEDs (hereinafter referred to as the “Transferor”) proposes to transfer all or part of the shares of the Company held by the Transferor, the Transferor shall, prior to the transfer, deliver to the Company and all other Shareholders a written notice, which shall describe the name and address of the transferee, the number of shares to be transferred, the proposed date of transfer, the proposed amount and form of consideration and other terms and conditions related to such transfer. Other Shareholders are entitled (but not obliged) to exercise right of first refusal in proportion to their respective shareholding ratios in the Company to buy the shares to be transferred according to the price and terms and conditions set forth in the transfer notice. The Shareholder enjoying right of first refusal shall, within fifteen (15) days after the receipt of the transfer notice, notify the Company and other Shareholders of whether it will exercise the right of first refusal or not. If any Shareholder notifies the Company and other Shareholders of its waiver of the right of first refusal or fails to notify the Company and other Shareholders within fifteen (15) days, SemiLEDs is entitled (but not obliged) to buy the part of shares against which the right of first refusal is waived according to the price and terms and conditions set forth in the transfer notice. After other Shareholders (including SemiLEDs) have exercised their right of first refusal and SemiLEDs has exercised its purchasing right of the shares against which the right of first refusal is waived, the Transferor may transfer any remaining shares to be transferred (if any) to the proposed transferee; provided, however, that the transfer price shall not be lower than the price specified in the notice, and other terms and conditions of transfer offered to the transferee shall not be more favorable than the terms and conditions specified in the notice; in addition, the transferee shall agree in writing to be one party hereto and be subject to all provisions hereof. This Article will become invalid automatically upon the listing of the Company.

Shares issued prior to the public offering of shares by the Company may not be transferred within one (1) year after the date on which the shares of the Company are listed for trading on a share exchange. All Shareholders agree and undertake to abide by any other lockup period provided under any applicable laws, regulations and policies.

Article 24.  The Company shall not accept the Company’s share as a pledge.

Article 25.  The directors, supervisors and senior management personnel of the Company shall notify the Company of the number of company shares they hold and any change therein. During the tenure of any such person, no more than 25% of the total number of shares held by him/her shall be transferred in any one year. Company shares held by any of the aforesaid persons shall not be transferred for a period of one year commencing from the date on which the Company’s shares are listed for trading on a stock exchange. None of the aforesaid persons may, within six months of leaving office, transfer any of the Company shares they hold.

Article 26.  Procedures and methods of share transfer by a shareholder shall be in accordance with the Company Law, Regulations Concerning Foreign-Invested Joint Stock Company, and other applicable laws and administrative regulations.

Chapter IV. Shareholders and Shareholder’s Meeting

Section 1. Shareholders

Article 27.  The shareholder of the Company shall be one who holds the shares of the Company in accordance with laws and regulations.

Article 28.  The shareholder shall enjoy rights and bear responsibilities in line with the class of its shares; the shareholders with the same class of shares shall enjoy equal rights and bear the same obligations.

Article 29.  The Company shall establish a list of shareholders, which serves as sufficient evidence of the Company shares held by shareholders. A list of shareholder shall record the following proceedings:

(1)                                  Name and residence of the shareholder;

(2)                                  Number of shares held by each shareholder;

(3)                                  Serial numbers of the shares held by each shareholder; and

(4)                                  Date of acquisition of the shares by each shareholder.

The list of shareholders shall be affixed with the official seal of the Company and signed by the legal representative.

The Company shall place the list of shareholders at the office address of the Company and make it available for reference at any time for shareholders. Upon request by the shareholder, the Company shall provide duplicate documentation of the list of shareholders affixed with official seal and the date indicated.

Article 30.  Where the Company holds a Shareholders’ Meeting, distributes dividends, goes into liquidation or engages in any other activities for which confirmation of the identities of the shareholders is required, Shareholders registered in the list of shareholders shall be determined as shareholders enjoying the corresponding rights and interests by the Board of Directors or the conveners of the Shareholders’ Meeting.

Article 31.  Shareholders of the Company are entitled to the following rights:

(1)                                  The right to receive dividends and benefits distributed in other forms according to the number of shares they hold;

(2)                                  The right to attend the Shareholders’ Meeting in person or authorize proxies to attend;

(3)                                  The right to exercise corresponding voting rights;

(4)                                  The right to supervise company operations and make suggestions or inquiries;

(5)                                  The right to transfer, donate or pledge their shares in accordance with laws, administrative regulations and these Articles of Association;

(6)                                  The right to review these Articles of Association, the list of shareholders, company bond stubs, Shareholders’ Meeting minutes, resolutions of meetings of the Board of Directors, resolutions of meetings of the Board of Supervisors and financial and accounting reports;

(7)                                  The right to participate in the distribution of the Company’s residual assets on the winding up or liquidation of the Company according to the number of shares they hold;

(8)                                  Other rights prescribed in laws, administrative regulations and these Articles of Association.

Article 32.  Where any shareholder requests to review relevant information or obtain any of the aforesaid materials, such shareholder shall submit to the Company written documents proving the class(es) and number of shares he holds. The Company shall provide the relevant information or materials in accordance with the shareholder’s request after verifying the shareholder’s identity.

Article 33.  Where the convening procedures or voting methods for the Shareholders’ Meeting or the meeting of the Board of Directors violate any law, administrative regulations or these Articles of Association, or any resolution made therein violates these Articles of Association, the shareholders may request that the people’s court cancel the resolution within 60 days of the date on which it is made.

Article 34.  Where any director or senior management personnel, in the course of exercising his company duties, violates any law, administrative regulations or these Articles of Association and causes the Company to suffer a loss, shareholders individually or jointly holding more than 1% of the Company shares for more than 180 successive days may make a written request to the Board of Supervisors to bring a lawsuit in the people’s court; where the Board of Supervisors, in the course of exercising its company duties, violates any law, administrative regulations or these Articles of Association and causes the Company to suffer a loss, the afore-mentioned shareholders may make a written request to the Board of Directors to bring a lawsuit in the people’s court.

Where the Board of Supervisors or the Board of Directors refuses to bring a lawsuit after receiving a written request from the shareholders prescribed in the preceding paragraph or fails to bring a lawsuit within 30 days of receiving such a request, or where the situation is so urgent that failure to bring a lawsuit will lead to irreparable damage to the interests of the Company, the shareholders prescribed in the preceding paragraph may bring a lawsuit directly in their own names for the benefit of the Company.

Where any other party harms the Company’s lawful rights and interests and causes the Company to suffer a loss, the shareholders prescribed in paragraph 1 of this Article may bring a lawsuit in the people’s court in accordance with the two preceding paragraphs.

Article 35.  Where the violation of laws, administrative rules or the provisions hereof by the directors, senior management personnel has caused damage to the shareholders, the latter may bring a lawsuit to the people’s court.

Article 36.  Company shareholders shall have the following obligations:

(1)                                  To abide by these Articles of Association;

(2)                                  To contribute share capital according to the number of shares subscribed and method for subscription;

(3)                                  Not to return shares unless prescribed otherwise in laws and administrative regulations;

(4)                                  Not to abuse shareholders’ rights to harm the interests of the Company or other shareholders; not to abuse the Company’s status as an independent legal entity or the limited liability of shareholders to harm the interests of the Company’s creditors. (Any company shareholder who abuses shareholders’ rights and causes the Company or other shareholders to suffer a loss shall be liable to pay compensation in accordance with the law. Any company shareholder who abuses the status of the Company as an independent legal entity or the limited liability of shareholders to evade debts and seriously harm the interests of the Company’s creditors shall assume joint and several liability for the Company’s debts.

(5)                                  Other obligations prescribed in laws, administrative regulations and these Articles of Association.

Article 37.  Where shareholders holding more than 5% of the voting rights pledge their shares, a written notification shall be made to the Company three business days before the date of the occurrence of the fact.

Article 38.  Controlling shareholders and actual controllers of the Company shall not abuse their connected relationships to harm the Company’s interests. Any controlling shareholder or actual controller who violates this provision and causes the Company to suffer a loss shall bear the burden of compensation

Section 2. General Provisions of the Shareholder’s Meeting

Article 39.  The Shareholders’ Meeting is the highest authority of the Company, exercising the following authorities in accordance with the Company Law and these Articles of Association:

(1)                                  Deciding business strategies and the investment plan of the Company;

(2)                                  Electing and replacing the directors and supervisors whose posts are not taken by employee representatives, and deciding matters regarding the remuneration of directors and supervisors;

(3)                                  Examining and approving the report of the Board of Directors;

(4)                                  Examining and approving the report of the Board of Supervisors;

(5)                                  Examining and approving the annual financial budget plans and final accounts proposals for the Company;

(6)                                  Examining and approving the plans for profit distribution and makeup of losses;

(7)                                  Adopting resolutions relating to the increase or reduction of the Company’s registered capital;

(8)                                  Deciding upon (a) any bond issuance by the Company or any of its subsidiaries, or (b) incurrence of any debt in excess of RMB 2,000,000 in any 12-month period by the Company or any of its subsidiaries, or assumption or guarantee of any debt; provided that so long as SemiLEDs and its subsidiaries in which SemiLEDs holds more than 51% equity interest collectively hold no less than 25% of the shares in the Company, any transaction that falls under item (a) or (b) shall require the prior consent of SemiLEDs.

(9)                                  Adopting resolutions relating to merger, split, dissolution and liquidation of the Company or change of corporate form;

(10)                            Revising these Articles of Association;

(11)                            Examining and approving the guarantee issue specified in Article 40 hereof;

(12)                            Examining the purchase or sale in any one year of material assets valued in excess of 30% of the Company’s total assets as audited in the latest period;

(13)                            Examining other matters to be decided by the Shareholders’ Meeting as prescribed in laws, administrative regulations, or these Articles of Association.

The aforesaid powers of the Shareholders’ Meeting shall not be delegated to the Board of Directors or any other organization or individual to exercise on its behalf.

Article 40.  The following external guarantee shall be approved by the Shareholders’ Meeting.

(1)                                  Any guarantee to be provided after the total amount of external guarantees provided by the Company or the subsidiaries it controls has reached or exceeded 50% of the Company’s net assets as audited in the latest period;

(2)                                  Any guarantee to be provided after the total amount of external guarantees provided by the Company has reached or exceeded 30% of its total assets as audited in the latest period;

(3)                                  Any guarantee to be provided for a party whose ratio of liabilities to assets exceeds 70%;

(4)                                  Any guarantee to be provided to a shareholder, or to an actual controller or their related party.

Article 41.  The Shareholders’ Meeting shall be divided into annual Shareholders’ Meetings and extraordinary Shareholders’ Meetings. The annual Shareholders’ Meeting shall be held once a year within 6 months following the end of the previous accounting year.

Article 42.  The Company shall hold an extraordinary Shareholders’ Meeting within 2 months of the occurrence of any of the following circumstances:

(1)                                  Where the number of directors falls below the number prescribed in the Company Law or below two-thirds of the number prescribed in these Articles of Association;

(2)                                  Where the Company’s losses not being made up reach one-third of total share capital paid in;

(3)                                  Where shareholders who individually or jointly hold no less than 10% of the Company’s issued shares request that a meeting be held;

(4)                                  Where the Board of Directors deems it necessary;

(5)                                  Where the Board of Supervisors proposes such a meeting;

(6)                                  In any other circumstances prescribed by laws, administrative regulations, or these Articles of Association.

Article 43.  The place for the convention of the Shareholders’ Meeting shall be the domicile of the Company or other specific places. The Shareholders’ Meeting shall set a meeting venue and hold such meetings as live meetings.

Section 3. Convention of The Shareholder’s Meeting

Article 44.  The shareholder meeting shall be convened by the Board of Directors. Where the Board of Directors is unable or fails to convene the meeting, the Board of Supervisors may thereby convene and preside over the meeting. Where the Board of Supervisors fails to convene and hold such meeting, shareholders independently or jointly holding more than 10% of the Company’s shares for more than 90 consecutive days may convene and preside over it independently.

Section 4. Proposal and Notification of the Shareholder’s Meeting

Article 45.  The content of the proposal shall be included in the terms of reference of the Shareholders’ Meeting, have definite topics for discussion and detailed proposing proceedings, and accord with the relevant provisions of laws, administrative rules and the Articles of Association.

Article 46.  When the Company holds a Shareholders’ Meeting, the Board of Directors, the Board of Supervisors and shareholders independently or jointly holding no less than three percent (3%) of the Company shares shall have the right to submit proposals to the Company.

Shareholders independently or jointly holding no less than three percent (3%) of the Company shares may, 10 days before the Shareholders’ Meeting is held, submit extraordinary proposals in writing to the conveners. The conveners shall, within 2 days of receiving any such proposal, send out a supplementary Shareholders’ Meeting notice announcing the details of the extraordinary proposal.

Other than in the circumstances prescribed in the preceding paragraph, the conveners shall not modify or add any new proposal to the proposals listed in the Shareholders’ Meeting notice after the Shareholder’s Meeting notice is sent out.

The Shareholders’ Meeting shall not vote or make resolutions on proposals not listed in the Shareholders’ Meeting notice or proposals that do not satisfy the requirements specified in Article 45 of these Articles of Association.

Article 47.  The conveners shall notify all shareholders 20 days in advance of any annual Shareholders’ Meeting, and shall notify all shareholders 15 days in advance of any extraordinary Shareholders’ Meeting.

When calculating the date on which any such period commences, the date on which the meeting is to be held shall be excluded.

Article 48.  Shareholders’ Meeting notices shall include the following details:

(1)                                  The time, duration of the meeting and the meeting venue;

(2)                                  Matters and proposals to be decided at the meeting;

(3)                                  A prominent written statement as follows: all shareholders have the right to attend the Shareholders’ Meeting, and may in writing authorize a proxy, who need not necessarily be a Company shareholder, to attend the meeting and vote;

(4)                                  The list of shareholders who have the right to attend the Shareholders’ Meeting;

(5)                                  The names and telephone numbers of the contact persons of the meeting.

The specific details of all proposals shall be adequately and fully disclosed in all Shareholders’ Meeting notices and supplementary notices.

Article 49.  Where the Shareholders’ Meeting is proposed to discuss matters relating to the election of directors and supervisors, detailed information about the director and supervisor candidates shall be disclosed in the Shareholders’ Meeting notice, and shall include the following details:

(1)                                  Personal information such as educational background, work experience and concurrent positions;

(2)                                  Whether the candidate has any connected relationship with the Company, or with the controlling shareholders or actual controllers of the Company;

(3)                                  A disclosure on the number of company shares held by the candidate;

(4)                                  Whether the candidate has been penalized by the China securities government authority or any other relevant department, or disciplined by a stock exchange.

Article 50.  After a Shareholders’ Meeting notice has been sent out, unless there is a justified reason, the Shareholders’ Meeting shall not be delayed or cancelled and the proposals listed in the Shareholders’ Meeting notice shall not be withdrawn. In the event of any such delay, cancellation or withdrawal, the conveners shall notify the shareholders and give the reasons no less than 2 business days before the date on which the meeting was proposed to be held.

Section 5. Convocation of the Shareholders’ Meeting

Article 51.  All shareholders on the list of shareholders and their proxies shall be entitled to attend the Shareholders’ Meeting and exercise their voting rights in accordance with laws, administrative regulations and these Articles of Association.

Shareholders may attend the Shareholders’ Meeting in person or authorize proxies to attend and vote on their behalf.

Article 52.  Individual shareholders who attend the meeting in person shall present their citizenship cards or other valid certificates that prove their identities; proxies who attend the meeting on behalf of others shall present their valid identity certificates and shareholder proxy statements.

For legal person shareholders, their legal representatives or authorized proxies shall attend the meeting on their behalf. Legal representatives who attend the meeting shall present their citizenship cards and valid certificates proving their qualifications as legal representatives; proxies who attend the meeting on behalf of shareholders shall present their proxy citizenship cards and written proxy statements lawfully issued by the legal representatives of the legal person shareholders.

Article 53.  Any proxy statement issued by a shareholder who authorizes a proxy to attend the Shareholders’ Meeting on his behalf shall include the following:

(1)                                  The name of the proxy;

(2)                                  Whether the proxy is authorized to vote;

(3)                                  Respective instructions on affirmative, negative or abstention voting on each item for consideration listed in the Shareholders’ Meeting agenda;

(4)                                  The issuance date and valid period of the proxy statement;

(5)                                  The signature (or seal) of the shareholder. Where the shareholder is a legal person, the legal person’s company seal shall be affixed.

Article 54.  Proxy statements shall indicate whether the shareholder’s proxy may vote at his own discretion in the absence of any specific instruction from the shareholder.

Article 55.  Where a shareholder authorizes another person to sign a proxy statement for voting, the power of attorney for signing authority or other authorization documents shall be notarized. The notarized power of attorney or other authorization documents shall be lodged at the Company’s address or any other place stipulated in the meeting notice.

Where the shareholder is a legal person, its legal representative or any person authorized by a resolution of the Board of Directors or other decision-making body shall attend the Shareholders’ Meeting as its proxy.

Article 56.  The Company shall produce a meeting register of attendees, which shall record matters such as the names of the persons (or units) who attend the meeting, their citizenship card numbers, home addresses, number of voting shares held or represented by them, and the names of the shareholders who have appointed proxies.

Article 57.  Conveners shall, based on the list of shareholders, verify the legality of the shareholders’ qualifications and record the names of the shareholders and the number of voting shares they hold. Registration for the meeting shall close prior to the announcement made by the meeting chair on the number of shareholders and shareholder proxies in attendance at the live meeting and the total number of voting shares they hold.

Article 58.  The Shareholders’ Meeting shall be presided over by the Chairman of the Board of Directors. Where the Chairman of the Board is unable or fails to fulfill his duties, the meeting shall be presided over by the vice-chairman. Where the vice-chairman is unable or fails to fulfill his duties, the meeting shall be presided over by a director jointly elected by an absolute majority of directors.

Any Shareholders’ Meeting convened by the Board of Supervisors shall be presided over by the Chairman of the Board of Supervisors. Where the Chairman of the Board of Supervisors is unable or fails to fulfill his duties, the meeting shall be presided over by a supervisor jointly elected by an absolute majority of supervisors.

Any Shareholders’ Meeting convened by shareholders shall be presided over by a representative elected by the conveners.

Article 59.  At the annual Shareholders’ Meeting, the Board of Directors and the Board of Supervisors shall report on their work in the previous year.

Article 60.  Directors, supervisors and senior management personnel shall give replies and explanations to shareholders’ inquiries and suggestions at the Shareholders’ Meeting.

Article 61.  The meeting chair shall, before voting commences, announce the number of shareholders and shareholder proxies in attendance at the live meeting and the number of voting shares they represent. The number of shareholders and shareholder proxies in attendance at the live meeting and the number of voting shares they represent shall be those recorded in the meeting register.

Article 62.  Meeting minutes shall be kept for the Shareholders’ Meeting, which shall be the responsibility of the secretary to the Board of Directors. The meeting minutes shall include the following details:

(1)                                  The date and time of the meeting, the meeting venue and agenda, and the names of the meeting conveners;

(2)                                  The names of the meeting chair, directors, supervisors, general manager and other senior management personnel in attendance at the meeting or present at the meeting;

(3)                                  The number of shareholders and shareholder proxies in attendance at the meeting, the number of voting shares they hold, and the proportion such shares represent of the total number of company shares;

(4)                                  The process for considering each proposal, along with the key points made in the course of discussion and the voting results;

(5)                                  Inquiries and suggestions made by shareholders and the corresponding replies or explanations;

(6)                                  The names of the vote counters and voting supervisors;

(7)                                  Other details to be recorded in the meeting minutes as stipulated in these Articles of Association.

Article 63.  The conveners shall ensure that the details recorded in the meeting minutes are true, accurate and complete. The directors, the supervisors, the secretary to the Board of Directors, the conveners or their representatives, and the meeting chair shall sign on the meeting minutes. The meeting minutes shall be kept together with the signature book for shareholders in attendance at the live meeting, the powers of attorney authorizing attendance for 10 years.

Article 64.  The conveners shall ensure that the Shareholders’ Meeting is held without interruption until the final resolution is made. Where the Shareholders’ Meeting is suspended or the making of resolutions becomes impossible due to force majeure, necessary measures shall be taken as soon as possible to resume the Shareholders’ Meeting or to terminate the relevant session of the Shareholders’ Meeting.

Section 6. Voting and Resolution of the Shareholders’ Meeting

Article 65.  Resolutions of the Shareholders’ Meeting shall be divided into ordinary resolutions and special resolutions.

Ordinary resolutions of the Shareholders’ Meeting shall be passed by more than one-half of the voting rights held by the shareholders (including proxies) present at the Shareholders’ Meeting.

Special resolutions of the Shareholders’ Meeting shall be passed by more than two-thirds of the voting rights held by the shareholders (including proxies) present at the Shareholders’ Meeting.

Article 66.  The following matters shall be passed by a special resolution of the Shareholders’ Meeting:

(1)                                  Any increase or reduction in the registered capital of the Company;

(2)                                  Any merger, split, dissolution or change of the form of the Company;

(3)                                  Amendments to these Articles of Association;

(4)                                  Other matters that are required by laws, regulations or these Articles of Association or shall be considered and decided by special resolutions.

Article 67.  Other matters subjected to the approval by the general meeting shall be passed by ordinary resolutions.

Article 68.  Shareholders (including shareholder proxies) shall exercise their voting rights according to the number of voting shares they represent. One share shall have one vote.

Shares held by the Company itself shall have no voting rights and shall not be included in the total number of voting shares held by shareholders in attendance at the Shareholders’ Meeting.

The Board of Directors and shareholders who satisfied applicable requirements may solicit shareholders’ voting rights.

Article 69.  Unless the Company is affected by a crisis or other special circumstances, it shall not conclude any contract granting the power to manage the Company’s overall business or important aspects thereof with any person other than the directors, the manager and other senior management personnel.

Article 70.  The lists of director and supervisor candidates shall be submitted to the Shareholders’ Meeting as voting proposals.  Nomination of candidates for directors and supervisors shall be made in accordance with Article 91 and Article 121 hereof.

Article 71.  The Shareholders’ Meeting shall vote on all proposals item by item. Different proposals on the same matter shall be voted in according to the order in which the relevant proposals were submitted. The Shareholders’ Meeting shall not set any proposal aside or fail to put any proposal to a vote unless the Shareholders’ Meeting is suspended or the making of resolutions becomes impossible due to special circumstances such as force majeure.

Article 72.  The Shareholders’ Meeting shall not modify any proposal in the course of deliberations. Any modified proposal shall be deemed to be a new proposal and shall not be voted on at the same session of the Shareholders’ Meeting.

Article 73.  Votes cast at the Shareholders’ Meeting shall be made by open ballot.

Article 74.  Before the Shareholders’ Meeting votes on any proposal, two shareholder representatives shall be elected to participate in the counting and supervision of voting. Where any such shareholder has interests relating to the matters to be discussed, neither the relevant shareholder nor his proxy shall participate in the counting and supervision of voting.

When the Shareholders’ Meeting votes on any proposal, the shareholder representatives and supervisor representatives shall jointly take charge of the counting and supervision of votes and announce the voting result immediately. The voting result shall be recorded in the meeting minutes.

Article 75.  The meeting chair shall announce the voting details and result for each proposal and announce whether the proposal has been passed according to the voting result.

Before the official announcement of the voting result, the relevant parties including the

Company, the voting counters, the voting supervisors, and major shareholders shall keep the voting details confidential.

Article 76.  Shareholders in attendance at the Shareholders’ Meeting shall cast their votes on any proposal put to a vote in one of the following ways: vote for, vote against or abstention.

Article 77.  Resolutions of the Shareholders’ Meeting shall include the number of shareholders and shareholder proxies in attendance at the meeting, the total number of voting shares they hold and the proportion such shares represent of the total number of company voting shares, the voting methods used, the voting result for each proposal, and the details of each resolution passed.

Article 78.  Where a proposal is not passed or a resolution passed at a previous Shareholders’ Meeting has been changed by the resolution passed at this Shareholders’ Meeting, a special note shall be included in the Shareholders’ Meeting resolutions.

Article 79.  Where any proposal for the election of a director or supervisor is adopted at a Shareholders’ Meeting, the new director or supervisor shall take office on the date when such resolution is passed.

Article 80.  Where a Shareholders’ Meeting adopts a proposal to pay a cash dividend, gift shares or convert capital reserves into shares, the Company shall implement the specific plan within 2 months of the close of the Shareholders’ Meeting.

Chapter V. Board of Directors

Section 1. Directors

Article 81.  The director is a natural person. None of the following persons may serve as a director:

(1)           Any person who lacks civil capacity or has limited civil capacity;

(2)           Any person who has been sentenced to a term of imprisonment for any of the following crimes and completed the sentence less than five years ago: embezzlement, bribery, conversion of property, misappropriation of property, or sabotaging the socialist economic order; or who has been deprived of his political rights as a result of a criminal conviction and had that sanction lifted less than five years ago;

(3)           Any person who has served as a director, the factory chief, or the manager of a bankrupted and liquidated company or enterprise and was held personally accountable for such bankruptcy, where the bankruptcy and liquidation were completed less than three years ago;

(4)           Any person who has served as the legal representative of a company or enterprise whose business license was revoked due to any violation of law, and was held personally accountable for the circumstances leading to the revocation of the business license, where the revocation occurred less than three years ago;

(5)           Any person who has defaulted on a personal debt for a significant amount;

(6)           Others stipulated by applicable laws or administrative regulations.

Where the Company elects or appoints a director in violation of this Article, such election, appointment or employment shall be invalid. Should any of the circumstances prescribed in this Article arise in relation to a director during his tenure, the Company shall remove the director.

Article 82.  The Shareholders’ Meeting shall not dismiss any director without cause prior to the expiration of his tenure.

Article 83.  The tenure of a director shall start from the date on which he takes office and end on the expiration of the current term for the Board of Directors. Where reelection procedures are not carried out in a timely manner on the expiration of the directors’ tenure, before the newly elected directors take office, the original directors shall perform their directors’ duties in accordance with laws, regulations and departmental rules.

Article 84.  The directors shall abide by laws, administrative regulations and these Articles of Association and shall have the following fiduciary duties to the Company:

(1)           Not to abuse power to accept bribery or other illegal income and to misappropriate the Company’s assets;

(2)           Not to embezzle the Company’s funds;

(3)           Not to open an account in his (her) own name or other individual’s name and deposit the funds and assets of the Company;

(4)           Not to violate these Articles of Association, loan Company funds to any other person or give Company assets as security for the debt of any other person without the approval of the Shareholders’ Meeting or the Board of Directors;

(5)           Not to conclude any contract or engage in any transaction with the Company either in violation of these Articles of Association or without the approval of the Shareholders’ Meeting;

(6)           Directors shall not use the advantages provided by their own positions to pursue business opportunities that properly belong to the Company to engage in the same business as the Company either for their own account or for the account of any other person without the approval of the Shareholders’ Meeting;

(7)           Not to accept commissions paid by others for transactions conducted with the Company as their own;

(8)           Not to disclose confidential Company information without authorization;

(9)           Not to abuse their connected relationships to harm the Company’s interests; and

(10)         Directors shall have other fiduciary duties prescribed in laws, administrative regulations and these Articles of Association.

Any income earned by a director in violation of this Article shall belong to the Company; where the Company suffers a loss, the director shall be liable to pay compensation.

Article 85.  The directors shall abide by laws, administrative regulations and these Articles of Association, and shall have the following diligence duties to the Company:

(1)           Directors shall prudently, earnestly and diligently exercise the powers authorized by the Company;

(2)           Directors shall maintain a timely awareness of the operation and management of the Company;

(3)           Directors shall provide accurate information and materials to the Board of Supervisors and shall not obstruct the Board of Supervisors or individual supervisors from performing its or their duties; and

(4)           Other diligence duties prescribed under laws, administrative regulations and these Articles of Association.

Article 86.  Any director may submit his resignation prior to the expiration of his tenure. Where a director resigns, he shall submit a written resignation report to the Board of Directors.

Where the number of directors on the Board of Directors falls below the quorum due to a director’s resignation, the director who has resigned shall, before a new director is elected and takes office, perform his directors’ duties in accordance with laws, administrative regulations and these Articles of Association.

Other than in the circumstances described in the preceding paragraph, the resignation of any director shall come into effect when the resignation report is received by the Board of Directors.

Article 87.  Unless stipulated otherwise in these Articles of Association or legally authorized by the Board of Directors, no director shall act on behalf of the Company or the Board of Directors in his own name. Where a director acts in his own name while a third party reasonably believes that the director is acting on behalf of the Company or the Board of Directors, the director shall state his position and status in advance.

Article 88.  Any director who violates any law, administrative regulations or these Articles of Association in the course of performing his duties and thereby causes the Company to suffer a loss shall be liable to pay compensation.

Section 2. Board of Directors

Article 89.  The Board of Directors is the standing body of the Company which is responsible for the shareholder’s meeting.

Article 90.  The Board of Directors shall be composed of 9 directors. Directors are selected or replaced by the Shareholder’s Meeting by adopting the system of cumulative voting. Each share holds the equal voting right to the number of the candidate for directors during the election and replacement of directors. In addition, the voting right held by the shareholders can be utilized in a centralized manner.

Article 91.  Directors are nominated by the shareholders, where five (5) directors are nominated by SemiLEDs and the other four (4) are respectively nominated by Nationstar Optoelectronics, Shenghui Lighting, Aieryidi and Lampower. The nominations held by the foregoing parties will terminate automatically upon the listing the Company. Furthermore, where the number of shares held by SemiLEDs and any subsidiary thereof of which SemiLEDs holds at least 51% shares are in aggregate lower than 41% of the total number of shares of the Company, the number of directors nominated by SemiLEDs shall be adjusted so as to ensure the said number is in compliance with the shareholding ratio of SemiLEDs; where the number of shares held by any one party of Nationstar Optoelectronics, Shenghui Lighting, Aieryidi or Lampower is lower than 7%, the nomination of the such party will become null and void immediately.

In case one or more candidate(s) nominated by the above shareholder is/are not selected as directors by the Shareholders’ Meeting, such shareholder is entitled to re-nominate directors of corresponding number. All shareholders hereby undertake that each shareholder votes in favor of any candidate director nominated by one shareholder as long as such candidate director complies with the Company Law and other applicable laws and regulations. In addition, where any director nominated by any shareholder is discharged or resigns prior to the expiration of the tenure, such shareholder enjoys the exclusive right of nominating a substitutive director.

The director will not be paid, and the travel expenses of such director shall be assumed by the nominating party.

Article 92.  The tenure of directors shall be 3 years. The director may, after its expiration of the tenure, be reelected and reappointed.

Article 93.  The Board of Directors shall be composed of one Chairman and one Vice-Chairman. The Chairman of the Board and the Vice-Chairman shall be elected by the affirmative votes of a majority of the total directors.

Article 94.  The Board of Directors shall exercise the following authorities:

(1)           convening the Shareholders’ Meeting and presenting reports thereto;

(2)           implementing resolutions adopted by the Shareholders’ Meeting;

(3)           determining the Company’s operating plans and investment programs;

(4)           drafting the Company’s annual financial budget and final accounts plan;

(5)           drafting plans for the distribution of company profits and plans to make up losses;

(6)           drafting plans relating to any increase or reduction in registered capital, the issuance of bonds or other securities, or listing;

(7)           drafting plans for the Company’s major purchases, the purchase of company shares, or any merger, split, dissolution or change of corporate form of the Company;

(8)           determining matters including the Company’s external investments, the sale and purchase of assets, asset mortgages, external guarantees (the guarantee matters provided under Article 40 shall be approved by the Shareholders’ Meeting), third party financial management, and connected transactions;

(9)           determining the establishment of the Company’s internal management structure;

(10)         appointing or dismissing the general manager or secretary to the Board of Directors; appointing or dismissing senior management personnel including company deputy managers or the finance manager in accordance with the manager’s recommendations and deciding on their remuneration and incentive schemes;

(11)         formulating the Company’s basic management systems;

(12)         formulating plans to amend these Articles of Association;

(13)         appointment or replacement of the accounting firm that audits the Company;

(14)         hearing work reports given by the general manager of the Company and overseeing the manager’s work;

(15)         any other power granted by laws, administrative regulations or these Articles of Association.

Article 95.  : The Chairman of the Board may exercise the follows authorities:

(1)           Preside over Shareholders’ Meetings and to convene and preside over meetings of the Board of Directors;

(2)           Supervise, promote and oversee the implementation of resolutions of the Board of Directors;

(3)           Other authorities authorized by the Board of Directors.

Article 96.  Where the Chairman of Board is unable to or fails to perform his (her) duty, the Vice-Chairman of the Board shall perform the duty hereof; where the Vice-Chairman of the Board is unable to or fails to fulfill his (her) duty, a director elected by at least half of the total members of the Board of Directors shall fulfill the duty hereof.

Article 97.  The Board of Directors shall convene at least two meetings annually. The meetings shall be convened by the Chairman of the Board of Directors and notice shall be given to all directors and supervisors ten days before the meeting is held.

Article 98.  Shareholders representing more than 1/10 of all voting rights, more than 1/3 of all directors or the Board of Supervisors may propose an extraordinary meeting of the Board of Directors. The Chairman of the Board of Directors shall, within 10 days of receiving any such proposal, convene and preside over a meeting of the Board of Directors.

Article 99.  The notification of extraordinary meetings of the Board of Directors shall be delivered 3 days prior to such meeting, by designated person, mail delivery, fax, email or other methods prescribed in these Articles of Association.

Article 100.  The notice of the Board of Directors shall include the following:

(1)           Date and place of the meeting;

(2)           Duration of the meeting;

(3)           Reason and topic;

(4)           Date of the issuance of notice.

Article 101.  Meeting of the Board of Directors shall be held with the attendance of more than half of the directors. Any resolution adopted by the Board of Directors shall require affirmative votes by an absolute majority of directors.

When voting on Board of Directors’ resolutions, one director shall have one vote.

Article 102.  Where a director has a connected relationship with any enterprise involved in a resolution to be voted on at a meeting of the Board of Directors, the director concerned shall not exercise his voting rights for that resolution, nor shall he exercise voting rights on behalf of any other director. Such meeting of the Board of Directors shall not be held unless attended by more than 50% of the directors without a connected relationship with any such enterprise, and any resolution made at the meeting must be voted for by more than 50% of the directors without any such relationship to be passed. Where less than three directors without any such connected relationship attend the meeting, the matter shall be submitted to the Shareholders’ Meeting for consideration.

Article 103.  The voting method to be used for resolutions of the Board of Directors is voting by show of hands or voting in writing.

The extraordinary board meeting may make a decision by means of fax or other communication methods and such resolutions shall be signed by the directors in attendance at the meeting, provided that the directors have fully expressed their opinions. The Board of Directors may also make resolutions in the form of unanimous written resolutions instead of a formal meeting.

Article 104.  Meetings of the Board of Directors shall be attended by each director in person. Where a director is unable to attend a meeting for any reason, he may issue a written proxy statement appointing another director to attend on his behalf. The proxy statement shall set out the name of the proxy, the matters for which he has been appointed, the scope of his authorization and the valid term, and shall be signed or sealed by the appointing director. Any director who attends a meeting on behalf of another director shall exercise the latter’s rights within the scope of his authorization. Any director who neither attends a meeting of the Board of Directors nor appoints a proxy to attend on his behalf shall be deemed to have waived his voting rights at the meeting.

Article 105.  The Board of Directors shall prepare minutes regarding its decisions on matters considered at the meeting, which shall be signed by the directors in attendance at the meeting.

The meeting minutes for the Board of Directors shall be retained in company archives for 10 years.

Article 106.  The meeting minutes of the Board meeting shall include the following:

(1)           Date, place and name of the convener;

(2)           The names of the directors in attendance at the meeting and the names of directors (proxies) appointed by other directors to attend the meeting;

(3)           The meeting agenda;

(4)           Key points of the Board’s speech;

(5)           The voting method adopted and the voting result for each resolution (the voting result shall record the numbers of affirmative votes, negative votes and abstentions).

Chapter VI. General Manager and Other Senior Management Personnel

Article 107.  The Company shall have one general manager, who shall be appointed or dismissed by the Board of Directors.

Article 108.  The provisions of Article 81 relating to the circumstances in which individuals may not serve as directors shall also apply to senior management personnel.

The provisions of Article 84 relating to directors’ fiduciary duties and Article 85 relating to director’s diligence duties shall also apply to senior management personnel.

Article 109.  The tenure for the general manager shall be 3 years, and may be renewed upon reappointment.

Article 110.  The general manager shall be responsible for the Board of Directors, exercising the following authorities:

(1)           manage the company’s production and operations, organize the implementation of Board resolutions, and report to the Board of Directors;

(2)           organize the implementation of the company’s annual operating plans and investment programs;

(3)           draft the plan for the Company’s internal management structure;

(4)           formulate the Company’s basic management systems;

(5)           formulate detailed Company rules;

(6)           make recommendations to the Board of Directors on the appointment or removal of any deputy manager or finance manager;

(7)           appoint or remove officers of the Company other than those to be appointed or removed by the Board of Directors; and

(8)           any other power granted by the Board of Directors.

The manager shall be present at Board meetings.

Article 111.  The Company shall appoint one deputy general manager, who shall be nominated by the general manager and appointed or dismissed by the Board of Directors.

The deputy general manager shall be directly responsible for and report to the general manager, and perform related duties in accordance with the internal administration structure.

Article 112.  The general manager and deputy general manager may resign before the expiration of his tenure. Specific procedures and measures with respect to the resignation shall be prescribed in the employment contract by and between the general manager, deputy general manager and the Company.

Article 113.  The Company shall have one secretary of Board of Directors, who shall be responsible for preparing for Shareholders’ Meetings and meetings of the Board of Directors, the retention of documents, the management of shareholder materials.

The secretary of the Board of Directors shall abide by laws, administrative regulations and related provisions of these Articles of Association.

Article 114.  Any senior management personnel who violates any law, administrative regulations or the Articles of Association and thereby causes the Company to suffer a loss shall be liable to pay compensation..

Chapter VII. Board of Supervisors

Section 1. Supervisors

Article 115.  The provisions of Article 81 relating to the circumstances in which individuals may not serve as directors shall also apply to supervisors.

The directors and other senior management personnel shall not act as supervisor concurrently.

Article 116.  Supervisors shall abide by laws, administrative regulations and these Articles of Association, and shall owe fiduciary and diligence duties to the company. Supervisors shall not abuse their authority by accepting bribes or other illegal income, nor shall they embezzle Company property.

Article 117.  The tenure of a supervisor shall be three years. On the expiration of his tenure, the same supervisor may be reelected and serve another tenure. Where a new supervisor has not yet been elected on the expiration of a supervisor’s tenure, or the number of supervisors on the Board falls below the quorum due to the resignation of a supervisor during his tenure, that supervisor, before the newly elected supervisor takes his office, shall continue to perform his duties in accordance with laws, administrative regulations and these Articles of Association.

Article 118.  Supervisors may attend meetings of the Board of Directors and make inquiries or present proposals relating to issues to be determined by the Board of Directors

Article 119.  Supervisors shall not take advantage of their connected relationships with others to harm the Company’s interests and, where any loss is incurred as a result of any such violation, shall be liable to pay compensation.

Article 120.  Any supervisor who violates any law, administrative regulations or the Articles of Association and thereby causes the company to suffer a loss shall be liable to pay compensation.

Section 2. Board of Supervisors

Article 121.  The Company shall set up the Board of Supervisors. The Board of Supervisors consists of six (6) supervisors, including two (2) worker representatives and four (4) shareholder representatives where the two (2) shareholder representatives shall be nominated by SemiLEDs and the other two (2) shall be nominated by Nanhai Investment and Nationstar Optoelectronics respectively. The worker representatives are elected and replaced by workers of the Company in a democratic manner while the shareholder representatives are elected and replaced by the Shareholders’ Meeting. Provided that any candidate supervisor nominated by any foregoing shareholder is not elected as the supervisor by the meeting of shareholders, such shareholder is entitled to renominate a candidate of corresponding number. Each shareholder shall vote in favor of the appointment of any candidate supervisor nominated by any forgoing party in the Shareholders’ Meeting for the election of supervisors as long as such candidate supervisor complies with the Company Law and other applicable laws and regulations. In addition, where a supervisor nominated by one shareholder is discharged or resigns prior to the expiration of the term, such shareholder enjoys the exclusive right of nominating a substitutive supervisor.

The supervisor will not be paid, and the travel expenses of such supervisor shall be assumed by the nominating party.

Article 122.  The Board of Supervisors shall have one (1) Chairman, and one (1) Vice-Chairman. The Chairman and the Vice-Chairman shall be elected by an absolute majority of supervisors. The Chairman shall convene and preside over meetings of the Board of Supervisors. Where the Chairman is unable to exercise his powers or fails to do so, a supervisor jointly recommended by an absolute majority of directors shall convene and preside over meetings of the Board of Supervisors.

Article 123.  The Board of Supervisors shall exercise the following authorities:

(1)                                  examine the Company’s finances;

(2)                                  monitor the conduct of the directors or senior management personnel in the course of performing their duties and to propose the dismissal of any director or senior management personnel who violates any law or administrative regulations or the Articles of Association;

(3)           require any director or senior management personnel who damages the company’s interests to take remedial action;

(4)           propose extraordinary shareholder’s meetings, and to convene and preside over a shareholder’s meeting when the Board of Directors fails to perform its duty to convene and preside over a shareholder’s meeting as prescribed in the Company Law;

(5)           submit proposals to the shareholder’s meeting;

(6)           file a suit against any director or senior management personnel of the company in accordance with the provisions of Article 152 of the Company Law.

Article 124.  The Board of Supervisors shall hold meetings no less than once every six months. An extraordinary meeting may be convened at the request of the supervisors. Resolutions of the Board of Supervisors shall be adopted by an absolute majority of supervisors.

Article 125.  The Board of Supervisors shall prepare meeting minutes relating to decisions on matters considered at its meetings, which shall be signed by the supervisors in attendance at the meeting.

Supervisors may require that explanatory records with respect to the key points made in discussions at their meetings be kept in their meeting minutes. The meeting minutes for the Board of Supervisors shall be retained in company archives for 10 years.

Article 126.  The meeting notice of the Board of Supervisors shall include the following:

(1)           Date, place and duration of the meeting;

(2)           Reason and topic for discussion;

(3)           Date of the issuance of notice.

Chapter VIII. Financial and Accounting System, Profit Distribution and Auditing

Section 1. Financial and Accounting System

Article 127.  The Company shall formulate its own financial and accounting system in accordance with laws, administrative regulations and the provisions of relevant state departments.

Article 128.  The Company shall, after the end of each fiscal year, formulate a financial report and shall have it audited by an accounting firm. The financial report shall be worked out according to the laws, administrative regulations, and provisions of the finance department of the State Council.

Such report shall be ready at the Company 20 days prior to the annual shareholder’s meeting for the shareholders’ reference.

Article 129.  The Company shall not establish any separate accounts books other than those prescribed by law. The Company’s assets shall not be deposited into any account established in an individual’s name.

Article 130.  In distributing its current-year after-tax profits, the Company shall allocate 10% of its profit to its statutory reserve fund. Allocations to the Company’s statutory reserve fund may be waived once the cumulative amount of funds therein exceeds 50% of the Company’s registered capital.

Where the statutory reserve fund is not sufficient to make up any loss made by the Company in the previous year, the current year’s profit shall be used to make up such loss before any allocation is made to the statutory reserve fund pursuant to the preceding paragraph.

After an allocation to the statutory reserve fund has been made from the after-tax profit of the company, and subject to the adoption of a resolution by the Shareholders’ Meeting, an allocation may be made to the discretionary reserve fund.

After the Company has made up its losses and made allocations to the reserve funds, any remaining profit shall be distributed to the shareholders in proportion to their respective shareholdings unless otherwise stipulated in the Articles of Association.

Where the Shareholders’ Meeting, in violation of the preceding paragraph, distributes profits to the shareholders before making up Company losses and making an allocation to the Company statutory reserve fund, the profits so distributed must be returned to the Company.

Profits shall not be distributed to Company shares held by the Company itself.

Article 131.  The premium from the issuance of stocks at a price above the par value of the shares, and other income listed in the capital reserve under provisions of the financial department of the State Council shall be listed as the company’s capital reserve.

Article 132.  Company reserve funds shall be used to make up company losses, expand production and operations, or converted to increase the company’s capital. However, the capital reserve fund must not be used to make up Company losses. After converting statutory reserve funds into capital, the amount remaining in the statutory reserve fund shall be no less than 25% of the Company’s registered capital.

Article 133.  After the Shareholders’ Meeting makes a resolution on a profit distribution plan, the Board of Directors shall complete the distribution and payment of dividends (or shares) within 2 months of holding the Shareholders’ Meeting.

Article 134.  The Company may distribute the dividends in the form of cash or shares.

Section 2. Appointment of Certified Public Accountant

Article 135.  The Company shall appoint an accounting firm qualified to engage in securities-related businesses to undertake matters including audits of accounting statements, the verification of net assets and other relevant consultancy services. The term of appointment shall be 1 year, and may be renewed.

Article 136.  The Company shall ensure that all accounting vouchers, accounts books, financial and accounting reports and other accounting materials that are submitted to the accounting firm appointed are true and complete, and shall not refuse to provide, conceal or fraudulently report such materials and information.

Chapter IX. Notification

Article 137.  The notification of the Company shall be served by the following means:

(1)           By hand

(2)           By mail, fax, email;

(3)           Announcement;

(4)           Other means prescribed in these Articles of Association.

Article 138.  Where notice is served by announcement, once the announcement has been made, all relevant persons shall be deemed to have received the notice.

Article 139.  Notices of the holding of a Shareholders’ Meeting shall be made by means of by hand, mail, fax, email or other means prescribed in these Articles of Association.

Article 140.  Notices of the holding of a Board of Directors meeting shall be made by means of by hand, mail, fax, email or other means prescribed in these Articles of Association.

Article 141.  Notices on the holding of a Board of Supervisors meeting shall be made by means of by hand, mail, fax, email or other means prescribed in these Articles of Association.

Article 142.  Where a Company notice is served by hand, the person on whom it is served shall sign or seal the proof of service and the receipt date shall be deemed to be the service date; where a notice is served by mail, the third business day from its delivery to the post office shall be deemed to be the service date; where a notice is served by email or fax, the next day of the sending date shall be deemed to be the service date; where a notice is served by announcement, the first day on which the announcement is published shall be deemed to be the service date.

Article 143.  Where a meeting notice is not sent to any person entitled to notification or any such person does not receive the meeting notice due to an unintentional omission, neither the meeting nor the resolutions made at the meeting shall be invalidated thereby.

Chapter X. Merger, Split, Capital Increase, Capital Reduction, Dissolution and Liquidation

Section 1. Merger, Split, Capital Increase, Capital Reduction

Article 144.  The Companies may be merged by way of absorption or by consolidation.

One company’s absorption of another company is a merger by absorption, and the company being absorbed shall be dissolved. A merger of two or more companies through the establishment of a new company is a consolidation, and the companies being consolidated shall be dissolved.

Article 145.  In a merger of companies, the companies shall execute a merger agreement and prepare their respective balance sheets and schedules of assets. The companies shall notify their creditors within ten days of adopting merger resolutions, and shall publish a public announcement in a newspaper within thirty days. Creditors shall be entitled to claim full repayment of all debts owed by the companies or require that appropriate assurances are provided within 30 days of receiving the notice, or within 45 days of publication of the first public announcement if any such creditor does not receive the notice.

Article 146.  When companies merge, the creditor’s rights and debts of the merged companies shall be assumed by the surviving company or the newly formed company after the merger.

Article 147.  Where the Company is to be split, its assets shall be divided accordingly.

In a split of the Company, a balance sheet and a checklist of assets shall be prepared. The Company shall notify its creditors within 10 days of the date on which the split resolution is made, and shall make an announcement in a newspaper within 30 days.

Article 148.  The post-split companies shall bear several and joint liabilities for the debts of a company before it is split up, unless it is otherwise prescribed by the company and the creditors before the split with regard to the clearing of debts in written agreement.

Article 149.  Where the Company needs to reduce registered capital, it shall formulate balance sheet and checklists of properties.

The Company shall inform the creditor within 10 days as of the date when the Company made the decision to reduce the registered capital, and make a public announcement in a newspaper within 30 days. The creditor shall, within 30 days as of the date of the receipt of the notice or within 45 days as of the issuance of the public announcement if it fails to receive a notice, have the right to request the Company to clear off its debts or to provide corresponding guaranties. A capital reduction shall not cause the Company’s registered capital to fall below the statutory minimum capital level.

Article 150.  Where any change to the Company’s registration details is required as a result of a merger or split, registration amendments shall be carried out at the company registration authority in accordance with the law; where the Company is dissolved, company deregistration procedures shall be carried out in accordance with the law; where a new company is established, company establishment registration procedures shall be carried out in accordance with the law.

Where the Company seeks to increase or reduce its registered capital, the appropriate amendments registration shall be carried out at the company registration authority in accordance with the law.

Section 2. Dissolution and Liquidation

Article 151.  The Company may be dissolved because of the followings reasons:

(1)           The decision of dissolution made by the Shareholders’ Meeting;

(2)           The dissolution is necessary because of the merger or split of the Company;

(3)           Its business license is lawfully revoked and or the Company has been ordered to close down or to be wound up; or

(4)           Where the Company meets any serious difficulty in its operations or management so that the interests of the shareholders will face heavy loss if it continues to exist and it cannot be solved by any other means, the shareholders who hold ten percent (10%) or more of the voting rights of all the shareholders of the Company may plead the people’s court to dissolve the Company.

Article 152.  Where the Company is dissolved because of the provisions in Item (1), Item (3) and Item (4) of Article 151, a liquidation committee shall be established within 15 days. The liquidation committee shall be composed of directors or members determined by the Shareholders’ Meeting. Where the Company fails to form a liquidation committee to liquidate the Company within the prescribed period of time, its creditors may petition the people’s court to appoint the relevant persons to establish a liquidation committee and liquidate the Company.

Article 153.  The liquidation committee shall perform the follows duties during its liquidation:

(1)           identifying the Company’s assets, and preparing a balance sheet and a checklist of assets;

(2)           notifying creditors through notices or public announcements;

(3)           handling the Company’s ongoing business that relates to the liquidation;

(4)           paying all taxes owed and the taxes incurred in the course of the liquidation;

(5)           identifying the Company’s creditor’s rights and debts;

(6)           disposing of the residual assets after repaying all debts in full; and

(7)           participating in the civil litigation on behalf of the Company.

Article 154.  The liquidation committee shall notify creditors within ten days of its establishment, and shall make a public announcement in a newspaper within sixty days. Creditors shall declare their credits with the liquidation committee within 30 days upon receipt of the notice, or within 45 days as of the issuance of the public announcement if such creditor does not receive the notice.

To declare credits, creditors shall provide all relevant details relating thereto and provide supporting materials. The liquidation committee shall make records of such claims.

The liquidation committee may not clear off any of the debt of any creditor during the period of credit declaration.

Article 155.  After identifying the Company’s assets and preparing the balance sheet and checklist of assets, the liquidation committee shall prepare a liquidation plan, which shall be submitted to the Shareholders’ Meeting or the people’s court for ratification.

After paying all liquidation expenses, staff wages and labor insurance expenses, outstanding taxes, and Company debts, the remaining assets shall be distributed to the shareholders in proportion to their respective shareholdings.

During the liquidation, the Company shall continue in existence, but shall not carry on any business unconnected to the liquidation. The assets of the Company shall not be distributed to its shareholders before payments have been made in accordance with the preceding provisions.

Article 156.  Where the liquidation committee, after identifying the Company’s assets and preparing the balance sheet and checklist of assets, discovers that the Company does not have sufficient assets to repay the Company’s debts in full, the liquidation committee shall file a bankruptcy petition with the people’s court in accordance with the law. Once the people’s court has ruled that the Company be adjudicated bankrupt, the liquidation committee shall transfer the liquidation of the Company to the people’s court.

Article 157.  On completion of the Company’s liquidation, the liquidation committee shall prepare a liquidation report, which shall be submitted to the Shareholders’ Meeting or the people’s court for ratification, and upon ratification, the liquidation committee shall submit the report to the

Company registration authority to apply for Company deregistration, and make a public announcement on the winding-up of the Company.

Article 158.  Members of the liquidation committee shall faithfully perform their duties and liquidation obligations in accordance with the law.

Members of the liquidation committee shall not abuse their authority by accepting bribes or other illegal income, nor shall they convert Company property.

Any committee member who causes the Company or its creditors to suffer a loss due to intentional misconduct or gross negligence shall be liable to pay compensation.

Article 159.  Where the Company is declared bankrupt in accordance with the law, the Company’s bankruptcy and liquidation shall be conducted in accordance with legal provisions relating to enterprise bankruptcy.

Chapter XI. Revision of Articles of Association

Article 160.  The Company shall revise these Articles of Association in one of the following circumstances:

(1)           Following any amendment to the Company Law or other applicable laws and regulations, the provisions of the Articles of Association conflict with the revised laws and/or administrative regulations;

(2)           Where the Company’s circumstances change to such an extent that they are inconsistent with what is recorded in the Articles of Association;

(3)           Where the Shareholders’ Meeting decides to amend the Articles of Association.

Article 161.  Where it is necessary to have any amendment to the Articles of Association that has been adopted by a resolution of the Shareholders’ Meeting approved by the competent authorities, the relevant amendment shall be submitted to the competent authorities for approval; where the amendment involves a company registration item, the company’s registration shall be amended in accordance with the law.

Article 162.  The Board of Directors shall amend the Articles of Association in accordance with the resolutions of the Shareholders’ Meeting and relevant opinion of competent authorities.

Chapter XII. Supplementary Articles

Article 163.  Explanation and interpretation

(1)           “Controlling shareholder” refers to any shareholder whose shares account for more than 50% of the total share capital of the Company, or any shareholder whose shares account for less than 50% of the total share capital of the company but the voting rights which may have a substantial influence on the decisions of the Shareholders’ Meeting.

(2)           “Actual controller” refers to any person who is not a Company shareholder but is in a position to exert control over the operation of the Company through any investment, agreement or other arrangement.

(3)           “Connected relationship” refers to the connection between a controlling shareholder, an actual controller, a director, a supervisor or a manager and any enterprise directly or indirectly controlled by him, or any other affiliation that may lead to the transfer of the company’s interests.

Article 164.  The Board of Directors may, in accordance with these Articles of Association, formulate detailed rules thereof provided that no such detailed rule conflicts with the provisions of these Articles of Association.

Article 165.  The Articles of Association shall be written in Chinese. Where other Articles of Association in a different language or a different version of the Articles of Association conflict with the Articles of Association, the Chinese version of the Articles of Association most recently approved and registered at Foshan Municipal Administration for Industry and Commerce shall prevail.

Article 166.  These Articles of Associations may be executed in any number of counterparts, and all counterparts signed by all parties separately shall together constitute one and the same valid instrument.

Article 167.  For the purpose of the Articles of Association, the terms “no less than,” “within” and “no more than” shall include the given figure(s); the terms “under,” “beyond,” “less than” and “more than” shall not include the given figure(s).

Article 168.  The Articles of Association shall be interpreted by the Board of Directors of the Company.

This Agreement has been signed by the following Parties on March 26, 2010, in Nanhai District, Foshan City, Guangdong Province, PRC:

SemiLEDs Corporation

Name:
Position: [ ]

Foshan Nationstar Optoelectronics Co., Ltd.

Name:
Position: [ ]

Zhejiang Shenghui Lighting Co., Ltd.

Name:
Position: [ ]

Beijing Aieryidi Investment Co., Ltd.

Name:
Position: [ ]

Beijing Lampower Photoelectric Co., Ltd.

Name:
Position: [ ]

Foshan Nanhai High-tech Industry Investment Co., Ltd.

Name:
Position: [ ]